EXHIBIT 23.14
                                HINTON SYNDICATE
                                     BOX 111
                               MAYO, YUKON Y0B 1M0
                              PHONE: (867) 996-2507


September 24, 2004


Yukon Gold Corporation, Inc.
408 - 347 Bay Street
Toronto, Ontario
M5H 2R7


Dear Sirs,

This letter is to acknowledge the Yukon Gold Corp. has paid all of the required Property Payments and incurred all of the required Work Program expenditures required up to December 31, 2004.


HINTON SYNDICATE


Per: s/s Richard Ewing
     -------------------------------------
                  Richard Ewing
     On Behalf of the members of the Syndicate